Exhibit 7.01

JOINT FILING AGREEMENT

This Agreement is made this 17th day of June, 2011, by and among each of the undersigned.

WHEREAS, each of the undersigned is required to file Schedule 13D with respect to ownership of securities in Station Casinos LLC;

NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in Station Casinos LLC, and each of the undersigned hereby designates and appoints the other as his attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any further amendments to such Schedule 13D.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the date first written above.

Station Voteco LLC

By:	/s/ Frank J. Fertitta III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer & President

Fertitta Station Voteco Member LLC

By:	/s/ Frank J. Fertitta III
	Name:	Frank J. Fertitta III
	Title:	Member

/s/ Frank J. Fertitta III
Frank J. Fertitta III

/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta

/s/ Robert A. Cashell, Jr.
Robert A. Cashell, Jr.

/s/ Stephen J. Greathouse
Stephen J. Greathouse

[Signature Page – 13D Joint Filing Agreement]